Exhibit 10.1

DESCRIPTION OF THE MATERIAL TERMS OF

LOCAL CORPORATION BONUS PROGRAM

AS OF JANUARY 14, 2014

The Local Corporation Bonus Program (the “Bonus Program”) provides for the payment of bonuses, in cash, to employees of Local Corporation (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s most recently filed Form 10-K). On January 14, 2014, the Compensation Committee of the Company’s Board of Directors (the “Board”) amended the Bonus Program, including with respect to its NEOs, as outlined below, applicable for the full year 2014.

The Bonus Program is based on meeting or exceeding certain Financial Performance Goals (the “FPGs”) and certain Personal Performance Goals (the “PPGs”). Each employee has been assigned a bonus target equal to a percentage of their base salary (for NEOs, as outlined in their respective employment agreements with the Company) (the “Threshold Target Bonus”) and a Maximum Target Bonus of up to 200% of the Threshold Target Bonus (the “Maximum Target Bonus”) based upon over-achievement of FPGs and PPGs. The FPGs will be subject to a minimum performance threshold; under which no bonuses related to the FPG is paid (the “Minimum Target Bonus”). In calculating the Maximum Target Bonus and Minimum Target Bonus with respect to an FPG, any overachievement or underachievement of an FPG shall result in an increase or decrease in the bonus payable with respect to such individual FPG, as follows:

The FPG target relates to the achievement of certain Adjusted EBITDA targets, as set by the Compensation Committee:

FPG Achievement Percentage	% of Bonus Payable with Respect to Such FPG

Under 70%	0%

70% to 100%	100% less 1.667 percentage points for each percentage point under 100% of the FPG Target

Over 100% to 200%	100% plus 1 percentage point for each percentage point above 100% of the FPG Target.

Over 200%	200%

The amount represented by the Threshold Target Bonus, the Maximum Target Bonus and the Minimum Target Bonus is referred to as the “Bonus.”

For the Chief Executive Officer (CEO), the President and Chief Operating Officer, the Chief Financial Officer and the General Counsel, the Bonus is measured based solely upon the achievement of the FPGs.

For all other employees, the Bonus is measured based upon achievement of a combination of FPGs and PPGs, as determined by the Company’s management team on an individual employee basis.

Additional Modifications

Notwithstanding the foregoing Bonus Plan features, the Bonus Plan shall be subject to the following modifications:

1. Bonus pool shall be capped at 45% of the total of Adjusted EBITDA earned by the Company, excluding certain exceptions, including bonus expense, any reserve adjustments, and Board fees/expenses in excess of budget plus one meeting (the “Adjusted EBITDA Cap”) and shall be reduced on a pro rata basis amongst eligible employees based on the amounts that would otherwise have been earned by such eligible employees in the absence of such Adjusted EBITDA Cap.

2. No Bonus shall be paid unless certain minimum Revenue thresholds have been achieved.

3. The Bonus pool shall be reduced by twenty percent (20%) if certain new initiative Revenue thresholds have not been achieved.

4. Bonus pool shall be paid in all cash.

Definitions:

Revenue means the GAAP Gross Revenue of the Company less Traffic Acquisition Costs allocable to the Company’s Network Business Unit.

Adjusted EBITDA is defined by the Company as earnings before interest and other income (expense), income taxes, depreciation and amortization excluding: stock based compensation charges, gain or loss on warrant revaluation and non-recurring items.